SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d)
AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. __)*

PagerDuty, Inc.

(Name of Issuer)

Common Stock, $0.000005 par value

(Title of Class of Securities)

69553P100

(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

CUSIP NO. 69553P100	13 G

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel XI L.P. (“A11”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,234 shares, all of which are directly owned by A11. Accel XI Associates L.L.C. (“A11A”), the general partner of A11, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER 1,234 shares, all of which are directly owned by A11. A11A, the general partner of A11, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,234
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 77,230,071 shares of Common Stock outstanding as of November 29, 2019, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2019, filed with the Securities and Exchange Commission on December 6, 2019 (the “Form 10-Q”).

CUSIP NO. 69553P100	13 G

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel XI Strategic Partners L.P. (“A11SP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 93 shares, all of which are directly owned by A11SP. A11A, the general partner of A11SP, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER 93 shares, all of which are directly owned by A11SP. A11A, the general partner of A11SP, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	93
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0% (1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 77,230,071 shares of Common Stock outstanding as of November 29, 2019, as reported by the Issuer in its Form 10-Q.

CUSIP NO. 69553P100	13 G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel XI Associates L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,327 shares, of which 1,234 are directly owned by A11 and 93 are directly owned by A11SP. A11A, the general partner of A11 and A11SP, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
1,327 shares, of which 1,234 are directly owned by A11 and 93 are directly owned by A11SP. A11A, the general partner of A11 and A11SP, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,327
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0% (1)
12	TYPE OF REPORTING PERSON	OO

(1) Based on 77,230,071 shares of Common Stock outstanding as of November 29, 2019, as reported by the Issuer in its Form 10-Q.

CUSIP NO. 69553P100	13 G

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Investors 2013 L.L.C. (“AI13”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 131 shares, all of which are directly owned by AI13.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER 131 shares, all of which are directly owned by AI13.
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	131
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0% (1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 77,230,071 shares of Common Stock outstanding as of November 29, 2019, as reported by the Issuer in its Form 10-Q.

CUSIP NO. 69553P100	13 G

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund L.P. (“AGF”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,339 shares, all of which are directly owned by AGF. Accel Growth Fund Associates L.L.C. (“AGFA”), the general partner of AGF, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER 1,339 shares, all of which are directly owned by AGF. AGFA, the general partner of AGF, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,339
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0% (1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 77,230,071 shares of Common Stock outstanding as of November 29, 2019, as reported by the Issuer in its Form 10-Q.

CUSIP NO. 69553P100	13 G

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund Strategic Partners L.P. (“AGFSP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 26 shares, all of which are directly owned by AGFSP. AGFA, the general partner of AGFSP, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER 26 shares, all of which are directly owned by AGFSP. AGFA, the general partner of AGFSP, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	26
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0% (1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 77,230,071 shares of Common Stock outstanding as of November 29, 2019, as reported by the Issuer in its Form 10-Q.

CUSIP NO. 69553P100	13 G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund Associates L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,365 shares, of which 1,339 are directly owned by AGF and 26 are directly owned by AGFSP. AGFA, the general partner of AGF and AGFSP, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
1,365 shares, of which 1,339 are directly owned by AGF and 26 are directly owned by AGFSP. AGFA, the general partner of AGF and AGFSP, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,365
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0% (1)
12	TYPE OF REPORTING PERSON	OO

(1) Based on 77,230,071 shares of Common Stock outstanding as of November 29, 2019, as reported by the Issuer in its Form 10-Q.

CUSIP NO. 69553P100	13 G

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund Investors 2011 L.L.C. (“AGFI11”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 93 shares, all of which are directly owned by AGFI11.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER 93 shares, all of which are directly owned by AGFI11.
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	93
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0% (1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 77,230,071 shares of Common Stock outstanding as of November 29, 2019, as reported by the Issuer in its Form 10-Q.

CUSIP NO. 69553P100	13 G

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund IV L.P. (“AGF4”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,580,053 shares, all of which are owned by AGF4. Accel Growth Fund IV Associates L.L.C. (“AGF4A”), the general partner of AGF4, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 4,580,053 shares, all of which are owned by AGF4. AGF4A, the general partner of AGF4, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	4,580,053
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	5.9% (1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 77,230,071 shares of Common Stock outstanding as of November 29, 2019, as reported by the Issuer in its Form 10-Q.

CUSIP NO. 69553P100	13 G

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund IV Strategic Partners L.P. (“AGF4SP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 26,057 shares, all of which are owned by AGF4SP. AGF4A, the general partner of AGF4SP, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER 26,057 shares, all of which are owned by AGF4SP. AGF4A, the general partner of AGF4SP, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	26,057
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0% (1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 77,230,071 shares of Common Stock outstanding as of November 29, 2019, as reported by the Issuer in its Form 10-Q.

CUSIP NO. 69553P100	13 G

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund IV Associates L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,606,110 shares, of which 4,580,053 are directly owned by AGF4 and 26,057 are directly owned by AGF4SP. AGF4A, the general partner of AGF4 and AGF4SP, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
4,606,110 shares, of which 4,580,053 are directly owned by AGF4 and 26,057 are directly owned by AGF4SP. AGF4A, the general partner of AGF4 and AGF4SP, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	4,606,110
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	6.0% (1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 77,230,071 shares of Common Stock outstanding as of November 29, 2019, as reported by the Issuer in its Form 10-Q.

CUSIP NO. 69553P100	13 G

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund Investors 2016 L.L.C. (“AGFI16”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 219,063 shares, all of which are directly owned by AGFI16.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER 219,063 shares, all of which are directly owned by AGFI16.
8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	219,063
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.3% (1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 77,230,071 shares of Common Stock outstanding as of November 29, 2019, as reported by the Issuer in its Form 10-Q.

CUSIP NO. 69553P100	13 G

ITEM 1(A).	NAME OF ISSUER PagerDuty, Inc.

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES 600 Townsend St., #200 San Francisco, CA 94103

ITEM 2(A).

NAME OF PERSONS FILING

This Schedule 13G is filed by Accel XI L.P., a Delaware limited partnership (“A11”), Accel XI Strategic Partners L.P., a Delaware limited partnership (“A11SP”), Accel XI Associates L.L.C., a Delaware limited liability company (“A11A”), Accel Investors 2013 L.L.C., a Delaware limited liability company (“AI13”), Accel Growth Fund L.P., a Delaware limited partnership (“AGF”), Accel Growth Fund Strategic Partners L.P., a Delaware limited partnership (“AGFSP”), Accel Growth Fund Associates L.L.C., a Delaware limited liability company (“AGFA”), Accel Growth Fund Investors 2011 L.L.C., a Delaware limited liability company (“AGFI11”), Accel Growth Fund IV L.P., a Delaware limited partnership (“AGF4”), Accel Growth Fund IV Strategic Partners L.P., a Delaware limited partnership (“AGF4SP”), Accel Growth Fund IV Associates L.L.C., a Delaware limited liability company (“AGF4A”), and Accel Growth Fund Investors 2016 L.L.C., a Delaware limited liability company (“AGFI16”). The foregoing entities are collectively referred to as the “Reporting Persons.”

A11A is the general partner of A11 and A11SP, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A11 and A11SP. AGFA is the general partner of AGF and AGFSP, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AGF and AGFSP. AGF4A is the general partner of AGF4 and AGF4SP, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AGF4 and AGF4SP.

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE

The address for each of the Reporting Persons is: Accel Partners 500 University Avenue Palo Alto, CA 94301

ITEM 2(C).	CITIZENSHIP

A11, A11SP, AGF, AGFSP, AGF4 and AGF4SP are Delaware limited partnerships. A11A, AI13, AGFA, AGFI11, AGF4A and AGFI16 are Delaware limited liability companies.

ITEM 2(D).	TITLE OF CLASS OF SECURITIES Common Stock, $0.000005 par value.

ITEM 2(E).	CUSIP NUMBER

69553P100

ITEM 3.	Not Applicable

CUSIP NO. 69553P100	13 G

ITEM 4.

OWNERSHIP

The approximate percentages of Common Stock reported as beneficially owned by the Reporting Persons are based upon 77,230,071 shares of Common Stock outstanding as of November 29, 2019, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2019, as filed with the United States Securities and Exchange Commission on December 6, 2019.

The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2019.

	(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person.

	(b)	Percent of Class: See Row 11 of cover page for each Reporting Person.

	(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS Not Applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the limited partnership agreements of A11, A11SP, AGF, AGFSP, AGF4, and AGF4SP, and the limited liability company agreements of A11A, AI13, AGFA, AGFI11, AGF4A, and AGFI16, the general partner and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as the case may be.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY Not Applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. Not Applicable.

CUSIP NO. 69553P100	13 G

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP. Not Applicable.

ITEM 10.	CERTIFICATION. Not Applicable.

CUSIP NO. 69553P100	13 G

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2020

Entities:	Accel XI L.P.*
Accel XI Strategic Partners L.P.*
Accel XI Associates L.L.C.*
Accel Investors 2013 L.L.C.*
Accel Growth Fund L.P.*
Accel Growth Fund Strategic Partners L.P.*
Accel Growth Fund Associates L.L.C.*
Accel Growth Fund Investors 2011 L.L.C.*
Accel Growth Fund IV L.P.*
Accel Growth Fund IV Strategic Partners L.P.*
Accel Growth Fund IV Associates L.L.C.*
Accel Growth Fund Investors 2016 L.L.C.*
By:	/s/ Tracy L. Sedlock
Tracy L. Sedlock, Attorney-in-fact for
the above-listed entities

* Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

CUSIP NO. 69553P100	13 G

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	19

CUSIP NO. 69553P100	13 G

EXHIBIT A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of PagerDuty, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 12, 2020

Entities:	Accel XI L.P.*
Accel XI Strategic Partners L.P.*
Accel XI Associates L.L.C.*
Accel Investors 2013 L.L.C.*
Accel Growth Fund L.P.*
Accel Growth Fund Strategic Partners L.P.*
Accel Growth Fund Associates L.L.C.*
Accel Growth Fund Investors 2011 L.L.C.*
Accel Growth Fund IV L.P.*
Accel Growth Fund IV Strategic Partners L.P.*
Accel Growth Fund IV Associates L.L.C.*
Accel Growth Fund Investors 2016 L.L.C.*
By:	/s/ Tracy L. Sedlock
Tracy L. Sedlock, Attorney-in-fact for
the above-listed entities

* Signed pursuant to a Power of Attorney already on file with the appropriate agencies.